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SCHEDULE 14A INFORMATION
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14 A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
SECURITIES EXCHANGE ACT OF 1934
(AMENDMENT NO. __)

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/ /	Definitive Proxy Statement
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/x/	Soliciting Material Pursuant to §240.14a-11(c) or 240.14a-12
AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.
(Name of Registrant as Specified In Its Charter)
C3 CAPITAL, LLC
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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C3 CAPITAL, LLC

    NEWS RELEASE

    Contact: Graham P. Espley-Jones
(949) 719-1166

AFFILIATE OF C3 CAPITAL ANNOUNCES OFFER TO PURCHASE ASSETS OF
AMERICAN RETIREMENT VILLAS PROPERTIES III, L.P.;
TENDER OFFER BY C3 CAPITAL TERMINATED

NEWPORT BEACH—(BUSINESS WIRE)—(OCTOBER 24, 2001)—In response to the tender offer by an affiliate of ARV Assisted Living, Inc. (ARV) (AMEX: SRS) for units of the limited partnership interests of American Retirement Villas Properties III, L.P., C3 Capital, LLC (C3 Capital) announced today that its affiliate, Vintage Senior Housing, LLC made an offer to purchase all of the partnership assets of American Retirement Villas Properties III, L.P., including its two retirement facilities in Chandler, Arizona and Camarillo, California for $19.5 Million. If accepted, this offer could result in an aggregate distribution to the limited partners of approximately $428 per unit.

C3 Capital also announced today it has elected to terminate its tender offer for up to 10,000 units representing limited partnership interests in American Retirement Villas Properties III, L.P. Any units tendered will be returned to unit holders.

Gary L. Davidson, Chairman of C3 Capital, said, "After evaluating the tender offer recently launched by an affiliate of ARV for $360 per unit, our interests and the interests of limited partners will be better served if Vintage Senior Housing, LLC purchased the partnership assets resulting in a potential estimated distribution to limited partners of $428 per unit. This amount represents a $68 per unit or approximately a 19% premium over the ARV tender offer of $360 per unit. It also represents a $45 per unit or approximately a 12% premium over ARV's determination of the partnership's liquidation value of $383 per unit. This is an opportunity for limited partners to receive a liquidating distribution from the partnership."

About C3 Capital, LLC.

C3 Capital, LLC is a company founded by persons formerly affiliated with ARV Assisted Living, Inc., the managing general partner of American Retirement Villas Properties III, L.P. Gary L. Davidson was formerly a general partner and is now a special limited partner of American Retirement Villas Properties III, L.P. Neither Gary L. Davidson nor C3 Capital, LLC or its affiliates are currently affiliated with ARV Assisted Living, Inc. More information regarding C3 Capital and its affiliates is available in C3 Capital's tender offer statement sent to holders of limited partnership units of American Retirement Villas Properties III, L.P. on October 4, 2001.

This news release is for informational purposes only. In the event there is submitted to unit holders of the partnership any matter requiring their vote, proxy or consent, unit holders should read the proxy or consent solicitation statement when it is available because it contains important information. Copies of any proxy or consent statement sent in the future from C3 Capital or its affiliates will be available for free from C3 Capital and will be available on the Securities and Exchange Commission's web site at www.sec.gov.

C3 CAPITAL, LLC

October 24, 2001

  Re:
  C3 Capital Offer to Purchase the Partnership Assets

Dear American Retirement Villas Properties III Limited Partner:

Do not sell your partnership units for $360 per unit before reading this letter as we believe you could receive approximately $428 per unit!

Recently, you received two sets of offering materials concerning the potential sale of your partnership units ("Units") in American Retirement Villas Properties III, L.P. (the "Partnership"). On October 4, 2001, C3 Capital, LLC made an offer to purchase your Units for $300 each. On October 18, 2001, ARVP Acquisitions, L.P., a wholly-owned subsidiary of ARV Assisted Living, Inc. ("ARV") made an offer to purchase your Units for $360 per unit.

After evaluating the information provided to us for the first time in ARV's offer to purchase, including appraisals of the Partnership assets and ARV's estimate of value, our affiliate, Vintage Senior Housing, LLC ("Vintage") made an offer on October 23, 2001 to purchase the Partnership assets for $19.5 Million. This offer is $300,000 more than ARV valued the Partnership assets in its offering documents. We believe this is a fair offer and an excellent opportunity for the Partnership.

Should ARV accept the Vintage offer, we estimate you would receive a dividend of approximately $428 per unit. Please see the liquidation analysis on the reverse side of this letter which provides our calculations of this estimated dividend. This amount far exceeds ARV's offer and represents a $68 per unit or approximately a 19% premium over their tender offer of $360 per unit. If accepted, the proposed transaction is contingent upon, among other things, the approval of the majority in interest of the unit holders of limited partnership interests of the Partnership.

As a result of the Vintage offer to purchase the remaining Partnership assets, we are withdrawing our offer to purchase limited partnership units previously sent to you.

It is important to remind limited partners that Vintage purchased Bradford Square, a 92 unit assisted living community in Placentia, California, from the Partnership in December 2000 for $8.1 Million. The Bradford Square acquisition by Vintage resulted in a dividend to limited partners of $4.0 Million or $214 per unit in the first quarter of 2001.

Once again, we urge you not to accept the offer to purchase from ARVP Acquisitions, L.P. of $360 per unit as the offer from Vintage to purchase the remaining Partnership assets should result in dividends to you of approximately $428 per unit. If you have already tendered your units to ARVP Acquisitions, L.P., you may withdraw your tender by faxing a withdrawal notice to Alpine Fiduciary Services, Inc. Their fax number is (201) 460-2889. Please refer to the offer to purchase of ARVP Acquisition, L.P. for the information required to be included in your withdrawal notice. If you want to encourage ARV to accept Vintage's offer, you can call ARV at (714) 751-7400.

More information regarding C3 Capital and its affiliates is available in C3 Capital's tender offer statement sent to holders of limited partnership units of American Retirement Villas Properties III, L.P. on October 4, 2001. In the event there is submitted to unit holders of the partnership any matter requiring their vote, proxy or consent, unit holders should read the proxy or consent solicitation statement when it is available because it contains important information. Copies of any proxy or consent statement sent in the future from C3 Capital or its affiliates will be available for free from C3 Capital and will be available on the Securities and Exchange Commission's web site at www.sec.gov.

Sincerely,

Gary L. Davidson
Chairman

AMERICAN RETIREMENT VILLAS PROPERTIES III, LP
LIQUIDATION ANALYSIS

Vintage Senior Housing Offer for Real Estate and Claremont Note (a)	$19,500,000
Less:
Selling Costs of 3.5% (b)	(682,500)
Prepayment Penalties (c)	—
Mortgages (d)	(13,770,000)

Net Proceeds from Real Estate and Claremont Note		$5,047,500
Net Working Capital
Cash Net of Liabilities (d)	2,170,000
Impounds (d)	785,000
Other (d)	75,000

		$3,030,000

American Retirement Villas Properties III, LP Net Liquidation Value		$8,077,500
Less General Partner and Special Limited Partners Distribution (1%)		$(80,775)

Estimated Unit Holder Liquidating Distribution		$7,996,725

Number of Units		18,666
Estimated Liquidating Distribution Per Unit		$428.41

Estimated Percent Increase to Limited Partners based on Vintage Senior Housings Offer for Partnership Assets Compared to the offer made by ARVP Acquistions, L.P.		19.00%

NOTES

(a)
The Vintage Senior Housing offer is $300,000 HIGHER than the value ARV Assisted Living, Inc. placed on the Claremont Note and the Real Estate Assets of American Retirement Villas Properties III, LP.

(b)
The Vintage Senior Housing offer does not include a third party broker, thereby reducing the estimated closing costs.

(c)
Vintage Senior Housing will bear all assumptions costs and or any pre-payment penalties on the mortgages, if any.

(d)
Based on information included in ARV Assisted Living, Inc.'s liquidation analysis of October 18, 2001, contained in its recent offer to purchase limited partnership units by ARVP Acquisitions, L.P.

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AMERICAN RETIREMENT VILLAS PROPERTIES III, LP LIQUIDATION ANALYSIS